Exhibit 10

Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective 18th day of October, 2011 between Gulfmark Energy, Inc. ("Employer") and Terrence J. Dunne, ("Employee").

It is agreed as follows:

1. Employment. Employer employs Employee, and Employee accepts employment, upon the terms and conditions set forth in this Agreement.

2. Term. This Agreement begins on October 19, 2011, and continue for Ninety (90) days.

3. Compensation.

a. Salary. Employer will pay Employee a flat fee of Fifty Thousand (50,000) common shares during the term of this Agreement as compensation which will be paid upon execution of this Agreement and deemed fully paid and earned as of the date hereof.

4. Duties. Employee will be employed as an Interim Chief Financial Officer of Employer.

5. Expenses. During the term of employment, Employee is entitled to reimbursement for reasonable business expenses incurred on behalf of Employer in accordance with the policies and procedures established by Employer from time to time. Compensation provided Employee under this Agreement takes into account Employee's personal obligation to incur and pay certain additional expenses required of Employee as an employee of Employer for which Employer is under no obligation to reimburse Employee.

6. Employment at Will. This is an agreement for employment of indefinite duration. The employment relationship may be terminated at will by either party. Termination by either party must be made by written notice to the other party given at least 10 days in advance of the termination date. Upon termination, Employee will be paid accrued unpaid salary and accrued unused vacation prorated in accordance with Employer's general policies and procedures.

7. Confidential Information.

a. Disclosure Prohibited. Employee acknowledges that, in the course of this employment, Employee will become acquainted with confidential information belonging to Employer. Employee may not, at any time during the period of Employee's employment or thereafter, except as authorized in writing by Employer, directly or indirectly, use, disclose, reproduce, or in any other way publicly or privately disseminate any "Confidential Information" as defined.

b. Definition. "Confidential Information" means all information not generally known to the public, which relates to the business of Employer or any third parties doing business with Employer. By way of example, confidential information includes, but is not limited to, information relating to customers and customer lists, pricing, contracts, costs and other financial information, merchandising and marketing techniques, inventions, plans specifications, and products disclosed to or known by Employee in connection with his employment by Employer.

8. Protection of Employer Property. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs, and other materials furnished to Employee by Employer, used on its behalf, or generated or obtained during the course of this employment remain the property of Employer. Employee is only a holder of this property for the sole use and benefit of Employer and will safely keep and preserve such property, except as consumed in the normal business operation of Employer. Upon termination of this employment, Employee will immediately deliver to Employer, or its authorized representative, all of Employer's property, including all copies, remaining in Employee's possession or control.

9. Remedies. The parties recognize that irreparable injury will result to Employer and its business and property if Employee breaches the covenant of confidentiality contained in Section 10 of this Agreement. It is agreed that if Employee breaches the covenant of confidentiality, Employer will be entitled to an injunction to restrain further breach of that covenant by Employee or any of Employee's partners, agents, employers and employees, or any persons acting for or with Employee, in addition to any other remedies Employer may have.

10. Assignability. These contractual obligations of Employee are personal and neither the rights nor obligations under this Agreement may be assigned or transferred by Employee to any other person. This Agreement will bind and benefit any successor of Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition, or business reorganization.

11. Amendment. This Agreement contains the entire understanding of the parties. This Agreement may be changed only by a written document signed by Employee and Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement.

"EMPLOYER"

GULFMARK ENERGY, INC., a Nevada corporation

By: /s/Michael R. Ward

Its: President

"EMPLOYEE"

/s/ Terrence J. Dunne

Terrence J. Dunne